UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 2, 2010

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

2330 Marinship Way, Ste. #301

Sausalito, CA 94965

(Address of principal executive offices)

(415) 729-8000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into A Material Definitive Agreement

Public Media Works, Inc. (the “Company”) entered into an Independent Contractor Agreement on August 2, 2010 (the “Investor Relations Agreement”) with Salzwedel Financial Communications, Inc. for the provision of investor relations services for the Company. The Investor Relations Agreement is for a term of six months (unless earlier terminated), and provides for the Company’s issuance of 800,000 shares of restricted common stock and $10,000 per month in compensation for the term. This summary of the Investor Relations Agreement is qualified in its entirety by reference to the full text of the agreement that is attached as an exhibit to this Current Report on Form 8-K.

ITEM 3.02	Unregistered Sales of Equity Securities

As described in Item 1.01 above, on August 2, 2010 the Company agreed to issue 800,000 shares of Company common stock to Salzwedel Financial Communications, Inc. in connection with the Investor Relations Agreement. The shares of the Company’s Common Stock are restricted shares, and may not be sold, transferred or otherwise disposed without registration under the Securities Act or an exemption there under. The shares of Company common stock were offered and sold in reliance on the exemption from registration under Section 4(2) of the Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the individuals in connection with the offering.

As described in Item 5.02 below, on August 2, 2010 the Company agreed to issue 1,000,000 shares of restricted Company common stock to Martin W. Greenwald, in connection with his employment as the Company’s Chief Executive Officer. The shares of the Company’s Common Stock are restricted shares, and may not be sold, transferred or otherwise disposed without registration under the Securities Act or an exemption there under. The shares of Company common stock were offered and sold in reliance on the exemption from registration under Section 4(2) of the Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the individuals in connection with the offering.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements for Certain Officers

Garrett Cecchini resigned as the Company’s Chairman of the Board, Chief Executive Officer and Secretary effective as of August 2, 2010. Mr. Cecchini remains on the Board of Directors and was appointed Vice Chairman as of August 2, 2010.

Martin W. Greenwald was appointed as our Chairman of the Board, Chief Executive Officer and Secretary as of August 2, 2010. Mr. Greenwald, age 68, was appointed to our Board of Directors as of May 26, 2010. Mr. Greenwald served as Chairman of the Board of Image Entertainment, Inc., a NASDAQ listed company, from founding the company in 1981 until January 2010. From 1981 until 2008, Mr. Greenwald also served as CEO and President of Image Entertainment. From 1985 to 1997, Mr. Greenwald and his management team grew Image into the largest laserdisc production and distribution company in the United States with an estimated 40% market share and revenues consistently exceeding $100,000,000 per year. During that same period of time, Mr. Greenwald oversaw the acquisition of content, negotiating Image’s exclusive content agreements with studios such as Disney, Fox, Warner, MGM and a host of other major content suppliers. Image’s facilities at that time included a California corporate office with approximately 100 employees and a 60,000 square foot warehouse and distribution center located in Las Vegas, Nevada. Beginning in 1996, Mr. Greenwald revamped Image’s operation to focus on DVD content acquisition, production and distribution. Since 1996, Image became recognized as the largest independent DVD company in North America with an exclusive library of over 4,000 titles, including broadcast, digital, and VOD rights to many of these titles. Mr. Greenwald resigned from Image in 2010 as that company underwent a change of control.

In connection with Mr. Greenwald’s appointment, Mr. Greenwald was granted options under the Company’s 2010 Equity Incentive Plan to purchase 500,000 shares of common stock. The options have an exercise price of $1.10 per share; vest monthly over a period of 12 months or upon a change of control transaction; expire 5 years from the last vesting date; and provide for cashless exercise. The Company also agreed to issue 1,000,000 shares of restricted Company common stock to Mr. Greenwald, with unrestricted ownership in the shares to vest pursuant to a mutually agreeable schedule to be included in a restricted stock agreement to be executed with the Company. Mr. Greenwald will also be granted piggyback registration rights with respect to the shares, and demand registration rights if the shares are not registered within 18 months.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.	Description

10.16	Independent Consulting Agreement with Salzwedel Financial Communications, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: August 5, 2010	By:	/S/ MARTIN W. GREENWALD
Martin W. Greenwald Chief Executive Officer